                                        Exhibit 18.1

May 5, 2022

Board of Directors
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027

Ladies and Gentlemen:

Notes 1 and 6 of Notes to the condensed consolidated financial statements of Delek US Holdings, Inc. included in its Form 10-Q for the period ended March 31, 2022 describes a change in the method of accounting for valuing inventory held at the Tyler Refinery to the first-in, first-out (FIFO) cost method from the last-in, first-out (LIFO) cost method. There are no authoritative criteria for determining a 'preferable' inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2021, and therefore we do not express any opinion on any financial statements of Delek US Holdings, Inc. subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Nashville, Tennessee